Exhibit 10.4
1820 Gateway Drive, Suite 250
San Mateo, California 94404
July 22, 2009
MR. EDWARD ABBO
438 EL ARROYO ROAD
HILLSBOROUGH, CA 94010
Dear Ed:
I am very pleased to offer you the position of Chief Executive Officer (CEO) at C3, LLC (the “Company”), on the terms described in this letter.
In your position as CEO you will be responsible for all operations of the company. You will report to the Board of Directors and you will be based at our facility located in 1820 Gateway Drive, Suite 250, San Mateo, California. Of course, the Company may change your position, reporting relationship, duties, and work location from time to time in its discretion.
Your initial base salary will be at the rate of $29,167 per month less payroll deductions and all required withholdings. You will be paid on the Company’s normal payroll schedule. Additionally, although bonuses are not guaranteed, the Company may provide annual performance-based bonuses, with both the amount and the annual target determined in the Board’s discretion. Your performance and the Company’s performance will be primary considerations in determining a bonus. In addition, you must remain continuously employed through the end of the year and be an employee in good standing on the bonus payment date to receive an annual bonus. Your target bonus for the current calendar year is $150,000. Your bonus will be guaranteed for your first year of employment with the Company. Any bonus for the current year will be prorated to reflect your hire date. In addition, you will receive a $100,000 signing bonus upon your acceptance and signature of your C3 employment offer letter.
The Company makes available a variety of benefits and benefit plans to its regular, full-time employees. As a regular, full-time employee of the Company you will be eligible to participate in all such benefits and benefit plans, subject to the terms and conditions of each benefit and benefit plan. Of course, your eligibility to participate in any future employee benefits will be pursuant to the terms, conditions and limitations of the benefit plans and applicable Company policies, once established. The Company may change compensation and benefits from time to time in its sole discretion.

The Company provides paid time off (“PTO”) to its regular, full-time employees in order to encourage them to take time-off from work when ill, and for regular rest and recreation. You will begin accruing PTO from your Employment Date as follows:

Annual Accrual Rate	Monthly Accrual Rate	Maximum Accrual Rate

15 days	10 hours	120 hours
Once you reach the maximum accrual limit, you will not earn more PTO until some of the accrued PTO is used, bringing your balance below the maximum. Pay will not be granted in lieu of using accrued PTO during employment. However, upon separation from employment you will be paid for any earned but unused PTO up to the maximum accrual limit.
Subject to approval of the Board of Directors of the Company, it is intended that you will be issued 1,470,000 Class C Units of the Company. The Class C Units will be issued as “profits interests” for a $0 purchase price and entitle you to share in distributions from the Company to the extent of your pro rata shares of cumulative Company net profits attributable to appreciation in the value of the Company arising after issuance of your Class C Units, if and when the Company distributes such profits to the Company’s unit holders. It is currently anticipated that your grant agreement covering the anticipated Class C Units will include a right of repurchase by the Company, under which 20% of your Class C Units will be released from such right of repurchase 12 months after the purchase date, and 1/60th of the total shares will be released from such right of repurchase at the end of each month thereafter, until either the Class C Units are fully released from the right of repurchase or your continuous service (as defined in the grant agreement) terminates, whichever occurs first. In addition, if a change in control (as defined in the grant agreement) occurs and within twelve (12) months after the effective time of such change in control your continuous service terminates due to an involuntary termination (not including death or disability) without cause or due to a voluntary termination with good reason (all as defined in the grant agreement), then one hundred percent (100%) of the unvested Class C Units shall vest. The Class C Units will be governed by the terms and conditions of the grant agreement between you and the Company.
As a condition of your employment, you will be required to abide by the Company’s policies and procedures, as may be in effect from time to time. You also agree to read, sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (“Confidential Information Agreement”), enclosed with this letter.
In your work for the Company, you will be expected not to use or disclose any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by you in the course of your employment. By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. In addition, by signing below, you represent that during your employment with the Company you will (i) devote all of your employable time to performing your duties and responsibilities of your position for the benefit of the Company, (ii) refrain from engaging in any other work, employment or business activity, whether or not for cash, other or no compensation, that is any way competitive with the actual or planned business of the Company or may interfere with your ability to fulfill your job duties and responsibilities to the Company, and (iii) notify and obtain the approval of the Company’s Chairman regarding any other work, employment or business activities in which you are planning to become involved before you commence such involvement.
Normal working hours are from 9 a.m. to 6 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.
Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause, and with or without advance notice.
This letter, together with your Confidential Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, and your job offer is contingent upon clearance of such investigation and checks.

If you wish to accept employment under the terms described above, please sign and date this letter and the Confidential Information Agreement, and return them to me by July 31, 2009. Our offer of employment will expire if we do not receive the fully signed documents from you within this deadline. If you accept our offer, we would like you to start work on September 9, 2009, or on another start date mutually agreeable to you and the Company. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Thomas M. Siebel
Thomas M. Siebel
Chairman

Understood and Accepted:

/s/ Edward Abbo	July 30, 2009
Edward Abbo	Date